Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI Network Services Announces Fiscal 2014 Third Quarter Results
Company Reports Strong Sequential and Year over Year Growth in Income and Cash Flow

Milwaukee, Wis., June 12, 2014 – ARI Network Services, Inc. (NASDAQ: ARIS), an award-winning provider of data-driven software tools and marketing services that help dealers, distributors and manufacturers Sell More Stuff!™,  reported financial results today for its fiscal 2014 third quarter ended April 30, 2014.

Highlights for the fiscal third quarter included:

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Total revenues for the third quarter of fiscal year 2014 were $8.2 million, which compares with $8.1 million in 2Q14 and $8.2 million for the same period last year.

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Operating income was $365,000 for the third quarter of fiscal 2014, compared with operating losses of ($606,000) in 2Q14 and ($493,000) for the same period last year.

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Net income was $160,000 or $0.01 per diluted share for the third quarter of fiscal 2014, compared with net losses of ($461,000) or $(0.03) per share in 2Q14 and ($571,000) or ($0.05) per share for the same period last year.

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EBITDA, a non-GAAP measure, adjusted for non-cash charges, was $1.3 million or 15.4% of revenue in the third quarter of fiscal year 2014.  This compares with EBITDA of $0.3M or 3.2% of revenue in 2Q14 and $0.8 million or 9.4% of revenue in the same period last year.

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Cash generated from operations was more than $1.0 million for the third quarter of fiscal 2014, compared with $53,000 in 2Q14 and $127,000 for the same period last year.

Fiscal Year 2014 Third Quarter Financials

ARI reported revenues of $8.2 million for the third quarter of fiscal year 2014 which compares with $8.2 million for the same period last year. Recurring revenues for the third quarter of fiscal year 2014 were $7.6 million, a slight increase from the same period last year. Recurring revenue comprised 93.3% of total revenue for the third quarter of fiscal year 2014 versus 92.6% for the third quarter of fiscal year 2013.

Gross margin for the third quarter of fiscal year 2014 was 80.9%, versus 77.1% last year.  The gross margin improvement resulted primarily from cost efficiencies realized from the integration related headcount reductions the firm made in 2Q14, and the decision of the company during 3Q13 to no longer pass through costs for pay-per-click advertising.

Operating income was $365,000 for the third quarter of fiscal year 2014, compared with an operating loss of ($493,000) for the same period last year. The increase in results from operations is attributed to cost efficiences from the aforementioned integration related headcount reductions in 2Q14, a reduction in general and administrative expense in the quarter and a $420,000 charge in the third quarter of fiscal 2013 related to the impairment of long-lived assets.

The company reported net income of $160,000 or $0.01 per diluted share for the quarter, compared with a net loss of ($571,000) or ($0.05) per share last year.

Roy W. Olivier, President and Chief Executive Officer of ARI, commented, “As we noted on our prior quarter earnings call, we expected year-over-year organic revenue growth in the back half of fiscal 2014 to be challenging, however, we anticipated significant improvement in our earnings and cash flow.  The results for Q3 are in line with these expectations.  The investments we are making in sales and marketing are having a positive impact on new sales and upsells.  To date in fiscal 2014, we have invested 29.4% of revenue in sales and marketing versus 25.2% for the first nine months of last year.  This has contributed to new dealer sales and upsell bookings, measured in annual contract value (“ACV”), being up 38.8% year-to-date.  We believe this should translate into single-digit organic growth in Q1 FY15, growing toward low double-digit growth as we progress through fiscal 2015.”

William Nurthen, Chief Financial Officer, commented, “The cost reductions we made in Q2 allowed us to experience substantial profitability gains in fiscal Q3.  Our EBITDA margin was 15.4%, which represents good progress toward returning margins back to their pre-acquisition levels of roughly 18% to 20%.  Additionally, in the third quarter we experienced our strongest cash flow performance since the fourth quarter of fiscal 2012.  As a result, we were able to pay down our outstanding line of credit balance a quarter earlier than planned, while at the same time increasing our overall cash balance.”

Third Quarter Fiscal 2014 Conference Call

ARI will conduct a conference call on Thursday, June 12, 2014 at 4:30 pm ET to review the financial results for the fiscal quarter ended April 30, 2014. Interested parties can access the conference call by dialing 877.359.3639 or 408.427.3725 and referring to conference ID: 56129664.  The conference call is also being webcast, which is available in the Investor Relations section of the company’s website at investor.arinet.com.  A replay of the webcast will be archived on the company’s website for 60 days.

Non-GAAP Measures

EBITDA, a non-GAAP measure, is defined as earnings before interest, income taxes, depreciation and amortization. Management believes EBITDA, to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. While management considers EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies. A reconciliation of net income to EBITDA can be found on the investor relations section of our website for all periods presented.

About ARI

ARI Network Services, Inc. (ARI) (NASDAQ: ARIS) offers an award-winning suite of data-driven software tools and marketing services to help dealers, equipment manufacturers and distributors in selected vertical markets Sell More Stuff!™ – online and in-store. Our innovative products are powered by a proprietary data repository of enriched original equipment and aftermarket electronic content spanning more than 10.5 million active part and accessory SKUs, 469,000 models and $1.7 billion in retail product value. Business is complicated, but we believe our customers’ technology tools don’t have to be. We remove the complexity of selling and servicing new and used vehicle inventory, parts, garments and accessories (PG&A) for customers in the automotive tire and wheel aftermarket, powersports, outdoor power equipment, marine, home medical equipment, recreational vehicles and appliance industries. More than 22,000 equipment dealers, 195 distributors and 1,500 manufacturers worldwide leverage our web and eCatalog platforms to Sell More Stuff!™ For more information on ARI, visit investor.arinet.com.

Additional Information

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Follow @ARI_Net on Twitter: twitter.com/ARI_Net

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Become a fan of ARI on Facebook: www.facebook.com/ARInetwork

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Join us on G+: plus.google.com

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LinkedIn: www.linkedin.com

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Read more about ARI: investor.arinet.com/about-us

Images for media use only

Roy W. Olivier Hi Res | Roy W. Olivier Low Res

ARI Logo Hi Res| ARI Logo Low Res

Forward-Looking Statements

Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in Part 1A of the company’s annual report on Form 10‐K for fiscal year ended July 31, 2013, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the company’s filings with the Securities and Exchange Commission.

For media inquiries, contact:

Colleen Brousil, Director of Marketing, ARI, +1-414-973-4323, colleen.brousil@arinet.com

Investor inquiries, contact:

Steven Hooser, Three Part Advisors, +1.214.872.2710, shooser@threepa.com

ARI Network Services, Inc.

Consolidated Statements of Operations

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three months ended April 30		Nine months ended April 30
	2014	2013	2014	2013
Net revenue	$8,176	$8,228	$24,471	$21,648
Cost of revenue	1,560	1,885	4,806	5,014
Gross profit	6,616	6,343	19,665	16,634
Operating expenses:
Sales and marketing	2,291	2,324	7,190	5,459
Customer operations and support	1,638	1,545	5,029	4,106
Software development and technical support (net
of capitalized software product costs)	679	672	2,016	1,995
General and administrative	1,289	1,541	4,490	4,457
Depreciation and amortization (exclusive of amortization
of software product costs included in cost of revenue)	354	334	1,014	953
Loss on impairment of long-lived assets	-	420	-	420
Net operating expenses	6,251	6,836	19,739	17,390
Operating income (loss)	365	(493)	(74)	(756)
Other income (expense):
Interest expense	(68)	(197)	(216)	(534)
Loss on debt extinguishment	-	(682)	-	(682)
(Gain) loss on change in fair value of stock warrants	4	-	(28)	-
Gain on change in fair value of earn-out payable	-	-	26	-
Gain on change in fair value of contingent assets	-	64	-	64
Other income (expense), net	12	(1)	27	7
Total other income (expense)	(52)	(816)	(191)	(1,145)
Income (loss) before provision for income tax	313	(1,309)	(265)	(1,901)
Income tax benefit (expense)	(153)	738	(11)	1,447
Net income (loss)	$160	$(571)	$(276)	$(454)

Weighted average common shares outstanding:
Basic	13,394	10,548	13,235	9,055
Diluted	13,790	10,548	13,235	9,055
Net income (loss) per common share:
Basic	$0.01	$(0.05)	$(0.02)	$(0.05)
Diluted	$0.01	$(0.05)	$(0.02)	$(0.05)

ARI Network Services, Inc.

Consolidated Balance Sheets

(Dollars in Thousands, Except per Share Data)

	(Unaudited)	(Audited)
	April 30	July 31
	2014	2013
ASSETS
Cash and cash equivalents	$1,034	$2,195
Trade receivables, less allowance for doubtful accounts of $427
and $220 at April 30, 2014 and July 31, 2013, respectively	1,840	945
Work in process	161	154
Prepaid expenses and other	1,080	934
Deferred income taxes	2,896	2,938
Total current assets	7,011	7,166
Equipment and leasehold improvements:
Computer equipment and software for internal use	2,523	2,641
Leasehold improvements	671	609
Furniture and equipment	3,256	2,561
	6,450	5,811
Less accumulated depreciation and amortization	(4,502)	(3,948)
Net equipment and leasehold improvements	1,948	1,863
Capitalized software product costs:
Amounts capitalized for software product costs	22,298	20,814
Less accumulated amortization	(18,098)	(16,604)
Net capitalized software product costs	4,200	4,210
Deferred income taxes	3,496	3,451
Other long term assets	78	141
Other intangible assets	3,744	4,099
Goodwill	12,326	12,198
Total assets	$32,803	$33,128

ARI Network Services, Inc.

Consolidated Balance Sheets

(Dollars in Thousands, Except per Share Data)

	(Unaudited)	(Audited)
	April 30	July 31
	2014	2013
LIABILITIES
Current borrowings on line of credit	$-	$-
Current portion of long-term debt	619	450
Current portion of earn-out payable	301	303
Accounts payable	554	710
Deferred revenue	7,849	8,571
Accrued payroll and related liabilities	1,425	1,434
Accrued sales, use and income taxes	132	147
Other accrued liabilities	504	316
Current portion of capital lease obligations	200	24
Total current liabilities	11,584	11,955
Long-term debt	3,544	4,050
Common stock warrants at fair value	282	254
Long-term portion of earn-out payable	171	418
Capital lease obligations	279	169
Other long term liabilities	217	233
Total non-current liabilities	4,493	5,124
Total liabilities	16,077	17,079

SHAREHOLDERS' EQUITY
Cumulative preferred stock, par value $.001 per share, 1,000,000 shares authorized; 0 shares issued and outstanding at April 30, 2014 and July 31, 2013, respectively	-	-
Junior preferred stock, par value $.001 per share, 100,000 shares authorized; 0 shares issued and outstanding at April 30, 2014 and July 31, 2013, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares authorized; 13,440,141 and 12,976,588 shares issued and outstanding at April 30, 2014 and July 31, 2013, respectively	13	13
Additional paid-in capital	105,784	104,816
Accumulated deficit	(89,038)	(88,762)
Other accumulated comprehensive loss	(33)	(18)
Total shareholders' equity	16,726	16,049
Total liabilities and shareholders' equity	$32,803	$33,128